Chembio Reports Third Quarter 2010 Results
Conference Call Scheduled for Thursday, November 4, 2010,
 at 10:30 a.m. Eastern Time

MEDFORD, N.Y (November 4, 2010) – Chembio Diagnostics, Inc. (OTC/BB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, reported its results for the third quarter of 2010.  Total revenues were $4.51 million for the three months ended September 30, 2010, which compares to total revenues of $4.36 million for the three months ended September 30, 2009, a 3.2% increase.  The Company recorded net income of approximately $.17 million, or less than $0.01 per share, for the three months ended September 30, 2010, compared to net income of approximately $.31 million, or less than $0.01 per share, for the three months ended September 30, 2009.  Total revenues were $11.04 million for the nine months ended September 30, 2010, which compares to total revenues of $10.28 million for the nine months ended September 30, 2009, a 7.3% increase.  The Company recorded net income of approximately $.63 million, or $0.01 per share, for the nine months ended September 30, 2010, compared to a net income of approximately $.09 million, or under $0.01 per share, for the nine months ended September 30, 2009.

The operating results for the three months ended September 30, 2010 include charges of approximately $.26 million in expenses relating to the oral fluid HIV test clinical trials and $.19 million in expenses related to a potential sale of the Company.

The operating results in the third quarter of 2010 included $1.1 million of revenues from the sale of rapid HIV tests to Alere.  This represents a decrease of $.31 million, or 22%, compared to $1.40 million of revenues for the quarter ended September 30, 2009.  State funded HIV testing campaigns slowed during the first three quarters of the year due to budgetary constraints, but new CDC HIV testing grants announced last spring, and which were awarded just recently, are reversing this as the Company is seeing the impact of this from recent orders placed by Alere.  Based on the current backlog from Alere for fourth quarter delivery, the Company anticipates that for the full year 2010 it will exceed the $5.2 million of Alere revenues realized in 2009.

The Company also realized increased revenues related to research & development contracts and grants, which increased $.02 million or 5.8%, to $.43 million in the quarter ended September 30, 2010 from $.41 million in the quarter ended September 30, 2009.

The Company substantially increased its research & development expenses in the third quarter of 2010 by $.45 million, or approximately 58%, as compared with the same quarter of 2009, which increase was largely attributable to clinical trial expenses for our DPP® HIV 1/2 Screen test, which were $.23 million more than in the 2009 period.  The balance of the increase was primarily attributable to increased staffing to service the Company’s internal and third-party funded product development initiatives, including activities associated with validation of products entering the clinical evaluation and regulatory approval process.

Costs Associated with Possible Strategic Alternatives

During the third quarter of 2010 the Company incurred approximately $190,000 in professional expenses in connection with pursuing a potential acquisition of Chembio by two companies.  Discussion concerning a potential sale opportunity has continued into the current quarter.  The Company has considered and will continue to consider strategic opportunities that it believes warrant consideration.  Currently there is no such opportunity that has progressed sufficiently for specific disclosure.  There can be no assurance that any acquisition or other strategic opportunity will occur.

Fourth Quarter Outlook

The Company reported that based on its current backlog, it expects to realize at least a 75% increase in sales to Africa in 2010 over 2009 sales.  Including fourth quarter shipments anticipated to Alere, Brazil and Africa , the Company anticipates fourth quarter 2010 total revenues will exceed fourth quarter 2009 total revenues by more than 50%, thereby having 2010 total revenues exceeding 2009 total revenue by more than 15%.  If attained, this should have a positive effect on operating results, although there can be no assurance of this.

Qualifying Therapeutic Discovery Projects –  On Tuesday of this week, the Company reported that it received awards in the total amount of $1.467 million relating to six “Qualifying Therapeutic Discovery Projects” under the U.S. Patient Protection and Affordable Care Act of 2010 (P.L. 111-148), a program that was created as part of the major United States federal health care reform legislation enacted earlier this year.

Commenting on the results for the three and nine-month periods, Chembio’s President, Lawrence A. Siebert stated, “We are finishing the year with great momentum, and have already achieved a 33% increase in our gross margin for the nine months of 2010 over 2009, to over $5.6 million.  This increase is comprised of improved product margins as well as increased contract development, grant, milestone, royalty and license revenues.   This has enabled us to fund our development and clinical programs, including our clinical trials for our DPP® HIV Screening Assay for use with oral fluid and blood samples.  The QTDP grants will enable us to accelerate these development programs. During the recent quarter we also improved our working capital position, with our cash position significantly improved over the close of each of the previous 2010 quarters as well as over December 31, 2009.  We have also entertained the possible sale of the Company to a strategic buyer, although we have not entered into any agreements concerning this at this time.”

Progress in Clinical and Development Programs

FDA Approval for DPP® HIV 1/2 Screening Assay for Oral Fluid – We have completed nearly 25% of the clinical trial protocol for this product and we anticipate completing the trials during QI-2011 and starting a modular submission in early 2011.

DPP® Syphilis Screen & Confirm – The validation is now in process and scheduled to be completed this quarter so that we can begin clinical studies for our 510(k) submission in early 2011.

Oswaldo Cruz Foundation OEM DPP® Agreements – The Company has four agreements signed with Oswaldo Cruz Foundation in 2008 and an additional agreement is now being considered.  During September 2010, as previously reported, we received notification from FIOCRUZ that our multiplex DPP® HIV 1/2 confirmatory test was approved by Brazil's National Health Surveillance Agency (ANVISA) for sale by FIOCRUZ.  We believe that this product will be deployed as the confirmatory test in a new testing protocol being implemented in certain Brazilian public health programs.  During the second quarter of 2010, also as previously reported, we received notification from FIOCRUZ that our DPP® HIV screening test was approved by ANVISA.  We believe that this product will be deployed as a screening test in the new testing protocol being implemented in certain Brazilian public health programs.  As to the other two agreements: Further (and what we believe are the final) documentary requests have been made of FIOCRUZ by the applicable regulatory agency for this product (MAPA) in order to complete the Canine Leishmaniasis regulatory submission file, and we believe these requests are being fulfilled currently, and that approval is likely, but not assured, before the end of 2010.  We are still preparing to ship the Leptospirosis samples, the fourth product of the 2008 agreements, required to complete that regulatory submission.

DPP® Hepatitis C and DPP® Hepatitis C/HIV Oral Fluid Antibody Tests – We have received the laboratory results and some of the field study results from the CDC study we participated in with our prototype product and we are very encouraged by these results even though, as expected, more work will be necessary to optimize the product.  We understand the CDC is submitting this data for publication.  We believe that there is a chance that CDC recommendations for HCV testing may be changed over the next couple of years, and this could have a very positive impact on the potential market for a simple point-of-care rapid test for HCV and or HIV/HCV combined.

DPP® Influenza –We have developed a prototype multiplex test for FLU A/B Antigen Detection and have started design work in order to consider further modifications and optimization.

DPP® Leptospirosis – Our work pursuant to this $3 million Phase II NIH grant awarded in June 2009 is progressing on schedule.

Phase II NIH Grant Submission for Tuberculosis – We still believe that there is a substantial likelihood that this $2.7 million Phase II three-year grant will be awarded beginning in 2011.

Battelle/CDC DPP® Influenza Immunity Test – We have substantially completed the development work associated with this project and are in the process of producing prototypes for an evaluation that will take place over the next several months.

Bio-Rad Laboratories OEM DPP® Agreement – During the third quarter we substantially completed the transfer of the manufacturing data to Bio-Rad so that it can begin to submit this product for regulatory approval in those markets it intends to address with this product as the manufacturer of the product.  We believe the regulatory submissions by Bio-Rad will commence as soon as practicable

There can be no assurance that any of these clinical and development programs will continue or that they will meet regulatory or any other technical requirements and specifications, and/or that if continued, will result in completed products, or that such products, if they are successfully completed, can or will be successfully commercialized.

Automated Assembly Equipment Installation and Validation – During the third quarter, we completed the validation of certain automated assembly equipment for which we received delivery in the first quarter. We believe that this equipment will result in savings to our lateral flow and DPP® assembly operation.

Further discussion of these programs may be included in the Company’s conference call this morning.

Financial Highlights for the Quarter ended September 30, 2010

•
Product sales for the quarter ended September 30, 2010 (third quarter) decreased 3.5% to $3.79 million from $3.92 million in the same period of 2009.  Net product sales to Alere for the third quarter decreased more than $.31 million to $1.1 million, or approximately 22%, as compared to $1.40 million in the same quarter of 2009.  This was offset by increased sales to Ethiopia and Nigeria

•	We received DPP® milestone revenues from one of our Brazilian contracts in the third quarter in the amount of $225,000.

•
The increased product, license and R&D revenues in the third quarter of 2010 combined to produce gross margin dollars that were $.34 million, or 18.2%, greater ($2.21 million vs. $1.87 million) than the gross margin dollars in the comparable period in 2009.

•
R&D expenses increased by $452,000 in the third quarter of 2010 as compared to the same quarter in 2009.  Increases in Wages and related costs and expenses associated with the clinical trials for our DPP® HIV 1/2 Screening Assay, contributed to this increase.

•
Selling General & Administrative Expenses increased by 2.3%.  This slight increase was primarily comprised of expenses associated with a possible sale of the Company in the amount of approximately $190,000, the recording of $34,000 in Brazilian tax withholdings on the milestone payment, an increase in investor relations and investment banking, and an increase in legal, accounting and SOX 404 compliance expenses, partially offset by a decrease in commissions as a result of lower sales in Brazil and a decrease in wages and related expenses

•
Operating income was approximately $177,000 in the third quarter of 2010 as compared to operating income in the third quarter of 2009 of $308,000, a reduction of $131,000.  In addition, net income was approximately $168,000 in the third quarter of 2010 as compared to net income in the third quarter of 2009 of $307,000, a reduction of $139,000.

•
The September 30, 2010 cash balance was $268,000 more than as of December 31, 2009.  The increased cash from operations in 2010 was primarily attributable to net income along with non-cash expenses aggregating $992,000, the increase in accruals and payables of $510,000, and a decrease in other assets of $177,000, partially offset by an increase in receivables of $859,000, a decrease in deferred revenue of $279,000 and an increase in inventories of $328,000.

Conference Call

Chembio has scheduled a conference call and webcast for 10:30 a.m. Eastern time on Thursday, November 4, 2010.  To participate on the conference call, please dial (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until November 11, 2010 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering reservation account number 286 and conference ID #: 358724.  The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=162083.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market.  Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere North America, Inc. (formerly Inverness Medical Innovations, Inc.)  Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®.  Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company: Contact:
Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

Investor & Public Relations
The Investor Relations Group
212-825-3210
James Carbonara JCarbonara@investorrelationsgroup.com

(Tables to follow)

Chembio Diagnostics, Inc.
Summary of Results of Operations

	For the three months ended (Unaudited)		For the nine months ended (Unaudited)
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net product sales	$3,786,572	$3,924,237	$8,337,133	$9,245,039

License and royalty revenue	61,789	31,388	400,758	83,710

R&D, milestone and grant revenue	656,642	408,060	2,299,970	954,058

Total Revenues	$4,505,003	$4,363,685	$11,037,861	$10,282,807

Gross Profit	$2,208,501	$1,868,966	$5,609,841	$4,229,600

Research and development expenses	$1,230,100	$777,502	$2,822,455	$2,127,859

Selling, general and administrative expenses	$801,854	$783,810	$2,143,715	$2,002,073

Income from operations	$176,547	$307,654	$643,671	$99,668

Net income	$167,976	$307,140	$632,568	$91,845

Basic earnings per share	$0.00	$0.00	$0.01	$0.00

Diluted earnings per share	$0.00	$0.00	$0.01	$0.00

Weighted average number of shares outstanding, basic	62,146,847	61,944,901	62,068,204	61,944,901

Weighted average number of shares outstanding, diluted	70,547,231	75,365,577	71,074,284	74,937,831

Chembio Diagnostics, Inc.
Summary of Balance Sheets

	September 30, 2010	December 31, 2009
	(UNAUDITED)
CURRENT ASSETS:
Cash	$1,335,983	$1,068,235
Accounts receivable, net of allowances	2,634,956	1,776,327
Inventories	1,883,441	1,555,903
Other current assets	190,515	266,637
TOTAL CURRENT ASSETS	6,044,895	4,667,102

NET FIXED ASSETS	828,320	580,213

OTHER ASSETS
Deposits on manufacturing equipment	28,800	338,375
License agreements and other assets	661,226	729,560

	$7,563,241	$6,315,250

TOTAL CURRENT LIABILITIES	$3,452,680	$3,173,132

TOTAL OTHER LIABILITIES	221,142	54,204

TOTAL LIABILITIES	3,673,822	3,227,336

TOTAL STOCKHOLDERS’ EQUITY	3,889,419	3,087,914

	$7,563,241	$6,315,250

Chembio Diagnostics, Inc.
Summary of Cash Flow

	For the nine months ended (Unaudited)
	September 30, 2010	September 30, 2009

Net cash provided by operating activities	$213,731	$947,825
Net cash used in investing activities	(188,193)	(296,285)
Net cash provided by financing activities	242,210	13,047
Net increase in cash and cash equivalents	$267,748	$664,587